Exhibit 99.1

FOR IMMEDIATE RELEASE

Village Farms International Reports Second Quarter 2020 Financial Results – Pure Sunfarms Achieves Sixth Consecutive Profitable Quarter on 89% Sequential Increase in Retail Branded Sales Volume – Produce Business Generates Positive Adjusted EBITDA

– Pure Sunfarms Remains Top Dried Cannabis Brand with the Ontario Cannabis Store and Continues to Lead in Low-Cost Greenhouse Production as it Prepares for Imminent Launch of Cannabis 2.0 Products –

Vancouver, BC, August 12, 2020 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) (TSX: VFF) today announced its financial results for the second quarter ended June 30, 2020. All figures are in US dollars unless otherwise indicated. On June 30, 2020, Village Farms had a majority (non-controlling) interest of 58.7% of Pure Sunfarms Corp. (“Pure Sunfarms”).

The Company’s financial statements for the three and six months ended June 30, 2020, as well as the comparative period for 2019, have been prepared and presented under United States Generally Accepted Accounting Principals (“GAAP”).

Village Farms’ Financial Summary and Corporate Highlights for the Three and Six months Ended June 30, 2020

($US millions except per share metric)	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019		Change	2020	2019	Change
Produce Sales	$47.6	$41.3		+15%	$79.7	$73.2	+9%
Net Income[1]	($0.1)	$3.7	[2]	-103%	$4.1	$10.2	-60%
Income Per Share[1]	($0.00)	$0.08	[2]	-100%	$0.07	$0.21	-67%
Adjusted EBITDA[4]	$2.3	$4.6		-50%	$3.4	$6.0	-43%

1.

Net income includes the net income contribution from Pure Sunfarms of US$0.5 million and US$8.1 million (Village Farms’ proportionate share) for the three-month periods ended June 30, 2020 and 2019, respectively and US$4.0 million and US$10.7 million (Village Farms’ proportionate share) for the six-month periods ended June 30, 2020 and 2019, respectively.

2.	Net income for the six months ended June 30, 2019 includes a one-time gain on the sale of Delta 2 greenhouse facility of $13.6 million.
3.	Net income for the six months ended June 30, 2020 includes a $4.7 million gain on receipt of Pure Sunfarms shares from Emerald Health Therapeutics as per the Settlement Agreement.
4.

Adjusted EBITDA includes the positive EBITDA contribution from Pure Sunfarms of US$1.1 million and US$9.4 million (Village Farms’ proportionate share) for the three-month periods ended June 30, 2020 and 2019, respectively and US$3.9 million and US$12.7 million (Village Farms’ proportionate share) for the six-month periods ended June 30, 2020 and 2019, respectively. Adjusted EBITDA includes the Company’s majority non-controlling interest in Pure Sunfarms and 65% interest in VFH. Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed in by GAAP. See “Non-GAAP Measures” below.

•

Executed a binding agreement to acquire 6.6% of Australia-based Altum International Pty Ltd, one of the Asia-Pacific’s leading cannabinoid platforms, with the option to increase its ownership at a future date on similar terms;

•

Acquired 16% of DutchCanGrow, a Netherlands-based cannabis enterprise pursuing the opportunity to become one of a limited number of licensed cannabis growers (up to a maximum of 10) when the Dutch government permits the first legal recreational cannabis market in Europe under its 10-city Experiment to Investigate Closed Cannabis Supply Chains;

•	Increased its ownership of Pure Sunfarms to 58.7% as of April 2, 2020; and

•

Extended its non-revolving term loan with Farm Credit Canada (US$29.8 million outstanding at June 30, 2020) to a maturity date of April 1, 2025 from May 1, 2021, at a lower interest rate and monthly principal payments.

Pure Sunfarms’ Financial Summary for the Three and Six Months Ended June 30, 2020 (Before Village Farms’ Proportionate Share)

(millions except cost per gram and % metrics)	Three Months Ended June 30,
	2020		2019		Change of C$
	C$	US$	C$	US$
Total Gross Sales	$19.3	$14.0	$32.4	$24.2	-40%
Total Net Sales	$12.9	$9.4	$32.4	$24.2	-60%
Retail Branded Sales (net)	$8.6	$6.3	—	—	N/A
Wholesale Sales	$4.3	$3.1	$32.4	$24.2	-87%
“All-in” Cost per Gram (incl. depreciation)	$0.84	$0.61	$0.65	$0.49	-29%
Gross Margin	33%	33%	84%	84%	-61%
SG&A	$2.6	$1.9	$2.4	$1.8	+8%
Net income	$1.1	$0.8	$17.4	$13.0	-94%
EBITDA	$2.5	$1.8	$25.2	$18.9	-90%
EBITDA Margin	19%	19%	78%	78%	-76%

(millions except cost per gram and % metrics)	Six Months Ended June 30,
	2020		2019		Change of C$
	C$	US$	C$	US$
Total Gross Sales	$40.8	$29.8	$46.7	$35.0	-13%
Total Net Sales	$30.9	$22.5	$46.7	$35.0	-34%
Retail Branded Sales (net)	$17.1	$12.4	—	—	N/A
Wholesale Sales	$13.8	$10.1	$46.7	$35.0	-70%
“All-in” Cost per Gram (incl. depreciation)	$0.83	$0.61	$0.82	$0.62	-1%
Gross Margin	44%	44%	78%	78%	-56%
SG&A	$5.8	$4.3	$3.7	$2.8	+57%
Net income[5]	$9.6	$7.0	$23.2	$17.4	-59%
EBITDA	$9.2	$6.7	$33.8	$25.3	-73%
EBITDA Margin	30%	30%	72%	72%	-58%

5.	Net income includes C$6.0 million of debt forgiveness income as an outcome of the March 2, 2020 Settlement Agreement between Pure Sunfarms, Emerald Health Therapeutics and the Company.

Pure Sunfarms’ Recent Operating Highlights

•	Retail branded sales volumes for the second quarter of 2020 increased 89% compared to the first quarter of 2020;

•	Prepared for the imminent launch of cannabis oil products and new product forms under Cannabis 2.0;

•

Remained the top-selling brand of dried flower products with the Ontario Cannabis Store (“OCS”) (by kilograms sold for the year-to-date ended July 31, 2020, with a market share of 13.8% and had two of the top four selling dried cannabis products (by kilograms sold)[6];

•

Achieved record sales (by kilograms, defined as sales of Pure Sunfarms products by the provincial boards to retailers, as well as sales by the provincial boards directly to consumers via their web sites) in Ontario, Alberta and British Columbia in aggregate for the month of July;

•	Launched multiple new dried cannabis products, including additional large-format (28-gram) packages, two new strains, additional pre-rolls and seeds;

•

Launched its dried cannabis products in its fourth and fifth provincial markets (Saskatchewan and Manitoba) such that Pure Sunfarms’ products are now available in five of Canada’s six most populous provinces, which in aggregate represent more than 70% of the total Canadian population.

•

Received from Health Canada its cannabis cultivation sales licence based on an initial production area within its second 1.1 million square foot greenhouse facility in Delta, British Columbia (the “Delta 2 facility”), allowing it to expand capacity as needed through successive license amendments; and,

•

Expanded its credit facility (the “Credit Facility”) with the lending syndicate led by Bank of Montreal and including Farm Credit Canada (“FCC”) and the addition of CIBC to its full $59 million capacity with the completion of the Credit Facility’s accordion feature.

6.	Data cited has been calculated by Pure Sunfarms from sales information provided by OCS.

COVID-19 Update

All Village Farms’ production facilities in Texas, British Columbia, and Pure Sunfarms’ facilities in Canada remain open and operational. The Company has experienced a small number of COVID-19 illnesses at some produce facilities, however, the Company’s protocols were followed and there has been no material disruption to operations. Village Farms and Pure Sunfarms adhere to the highest health and safety standards in their operations and each has put in place heightened hygiene practices and safety protocols, including more stringent cleaning and sanitization, and are taking appropriate precautions throughout all operations as per the recommendations of health authorities. The Company will continue to enhance and evolve such practices and protocols as the situation warrants.

Management Commentary

“The second quarter continues to demonstrate the earnings capacity of Pure Sunfarms as it delivered its sixth consecutive quarter of net income and seventh consecutive quarter of positive EBITDA,” said Michael DeGiglio, CEO Village Farms. “Although retail branded sales were level compared to the first quarter on a dollar basis, retail sales volume increased 89% as Pure Sunfarms’ continued to have great success with its large-format, value offerings, which have consistently ranked among the best-selling dried cannabis products with the Ontario Cannabis Store since launch. Importantly, even with its aggressive pricing strategy a necessity in Canada to capture share from the illicit market - Pure Sunfarms generated 33% gross margin for the quarter. We look forward to a stronger back half of 2020 for Pure Sunfarms, supported by the continued sales momentum we have seen early in the third quarter, the addition of new provincial markets, the steady increase in the number of retail stores throughout the country, and the imminent launch of its first Cannabis 2.0 products and bottled oils. We have also seen a marked uptick in activity in the wholesale business recently.”

“Pure Sunfarms remains the top selling brand of dried cannabis with the Ontario Cannabis Store to date in 2020 with nearly 14% market share as its focus on providing quality products that consumers want at an attractive price continues to resonate well with consumers. We expect this value proposition to translate to the bottled oil and Cannabis 2.0 categories as these products are introduced in the weeks and months to come. Pure Sunfarms’ industry leading all-in cost of production continues to set it apart from other suppliers, enabling it to offer high-quality products at attractive prices to drive sales and grow market share in the legal market, as well as to capture share from the illicit market, while consistently generating profitability.”

“As Pure Sunfarms continues to execute on plan, and remains well positioned for strong growth as one of what we believe will be just a few large industry suppliers, we are leveraging our cannabis success in Canada, along with our three decades of experience in vertically integrated, intensive agriculture to pursue strategic, early-stage CBD and cannabis opportunities internationally. We are excited to have taken our first steps in this regard with our recently announced strategic investments with Altum International for the Asia-Pacific region and DutchCanGrow for the Netherlands, and look forward to further expanding our international reach through prudent capital allocation with outsized, long-term potential. And we do so with the prospect of the Village Farms-owned 2.6 million square foot Delta 1 greenhouse facility being available to transition to higher value products for export should Pure Sunfarms choose to not exercise its option on that facility prior to its expiry just about a year from now.”

“Our produce business had a strong second quarter, marked by nearly $6 million year-over-year improvement in adjusted EBITDA to positive $1.2 million. Our steady progress transitioning capacity displaced by cannabis to partner growers, as well as our continuing focus on cost management, combined with higher pricing due to elevated consumer demand, to generate positive adjusted EBITDA. Village Farms’ extensive organizational capabilities and experience that underly our produce position, as well as one of the largest greenhouse footprints in North America, continue to position our Company for the evolution of cannabis in the United States. We remain optimistic about the FDA providing a clearer regulatory framework around the use of CBD in products based on its recent comments, as well as the prospects for federally legalized high-THC recreational cannabis, with a head start on conversion of one of Texas greenhouses, and the ability to rapidly pursue each of these markets.”

Summary Statutory Results

(in thousands of U.S. Dollars unless otherwise indicated)

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Produce sales	$47,573	$41,329	$79,685	$73,219
Cost of sales	(44,044)	(44,299)	(75,391)	(75,514)
Selling, general and administrative expenses	(3,813)	(3,949)	(7,734)	(8,188)
Stock compensation expense	(328)	(701)	(857)	(1,997)
Interest expense	(437)	(669)	(974)	(1,363)
Interest income	93	211	476	347
Foreign exchange gain (loss)	530	243	(396)	521
Gain on settlement	—	—	4,681	—
Other income (expense), net	26	282	65	152
(Loss) gain on disposal of assets	—	—	(6)	13,564
Loss on write-off of investment	—	—	—	—
(Provision for) recovery of income taxes	(69)	3,284	943	(1,152)
Share of income from joint ventures	350	7,985	3,579	10,593
Net income	($119)	$3,716	$4,071	$10,182
Adjusted EBITDA (1)	$2,268	$4,644	$3,364	$5,990
Earnings per share – basic	($0.00)	$0.08	$0.07	$0.21
Earnings per share – diluted	($0.00)	$0.07	$0.07	$0.20

Summary Results Including Joint Ventures, on a Proportionate Basis

The following results reflect the Company’s proportionate share of the Pure Sunfarms joint venture operations, as this is the basis on which management bases its operating decisions and performance. For a reconciliation to the results in accordance with GAAP refer to the “Reconciliation of GAAP to Proportionate Results” as presented below.

(in thousands of U.S. Dollars unless otherwise indicated)

	For the three months ended June 30,		For the six months ended June 30,
	2020 (2)	2019 (2)	2020	2019
Consolidated sales	$53,082	$56,395	$92,734	$95,013
Cost of sales	(47,722)	(46,773)	(82,746)	(80,439)

Gross margin	5,360	9,622	9,988	14,574

Selling, general and administrative expenses	(5,069)	(5,184)	(10,455)	(10,034)
Share-based compensation	(328)	(701)	(857)	(1,997)
Interest expense	(540)	(900)	(1,370)	(1,544)
Interest income	93	211	476	347
Foreign exchange (loss) gain	547	228	(481)	535
Gain on settlement	—	—	4,681	—
Forgiveness of debt income	(9)	—	2,496	—
Other income (expense)	118	334	132	159
(Loss) gain on disposal of assets	—	—	9	13,564

(Loss) income before taxes	173	3,610	4,619	15,598

Recovery of (provision for) income taxes	(291)	106	(548)	(5,416)

Net income	($119)	$3,716	$4,071	$10,182

Adjusted EBITDA(1)	$2,268	$4,644	$3,364	$5,990
Earning (loss) per share – basic	($0.00)	$0.08	$0.07	$0.21
Earning (loss) per share – diluted	($0.00)	$0.07	$0.07	$0.20

Notes:

(1)

Adjusted EBITDA is not a recognized earnings measure and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. See “Non-GAAP Measures”. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company. Consolidated Adjusted EBITDA includes the Company’s majority non-controlling Pure Sunfarms and 65% interest in VFH.

(2)

The adjusted consolidated financial results have been adjusted to include the Company’s share of revenues and expenses from its Pure Sunfarms and Hemp joint ventures on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation. GAAP does not allow for the inclusion of the Joint Venture on a proportionate basis. These results include additional non-GAAP measures such as EBITDA.

The adjusted results are not generally accepted measures of financial performance under GAAP. The Company’s method of calculating these financial performance measures may differ from other companies and accordingly, they may not be comparable to measures used by other companies. See “Non-GAAP measures” below for a reconciliation of these non-GAAP measures and adjusted results.

Financial Highlights

(All amounts in U.S. Dollars unless otherwise indicated.)

Cannabis

Summary of Total Pure Sunfarms for the three months ending June 30,:

	2020		2019
	C$	US$	C$	US$
Sales, Net	$12,902	$9,386	$32,356	$24,244
Cost of Goods	8,594	6,266	5,293	3,956
Gross Profit	4,308	3,120	27,063	20,288
Selling, general and administrative expenses	2,574	1,850	2,384	1,786
Net Income	$1,079	$789	$17,388	$13,019
EBITDA	$2,509	$1,833	$25,200	$18,893

Summary of Pure Sunfarms, Village Farms Proportionate Share for the three months ending June 30,:

	2020		2019
	C$	US$	C$	US$
Sales, Net	$7,006	$5,509	$20,111	$15,066
Cost of Goods	5,046	3,678	3,312	2,474
Gross Profit	1,959	1,832	16,799	12,594
Selling, general and administrative expenses	1,511	1,086	1,488	1,115
Net Income	$634	$463	$10,826	$8,105
EBITDA	$1,473	$1,076	$15,868	$9,449

Summary of Total Pure Sunfarms for the six months ending June 30,:

	2020		2019
	C$	US$	C$	US$
Sales, Net	$30,906	$22,523	$46,715	$35,045
Cost of Goods	17,201	12,524	10,369	7,774
Gross Profit	13,705	9,999	36,346	27,271
Selling, general and administrative expenses	5,829	4,284	3,712	2,785
Net Income	$9,632	$6,954	$23,241	$17,422
EBITDA	$9,235	$6,702	$33,776	$25,344

Summary of Pure Sunfarms, Village Farms Proportionate Share for the six months ending June 30,:

	2020		2019
	C$	US$	C$	US$
Sales, Net	$17,209	$12,951	$29,056	$21,794
Cost of Goods	9,940	7,235	6,571	4,925
Gross Profit	7,270	5,716	22,485	16,869
Selling, general and administrative expenses	3,316	2,434	2,264	1,698
Net Income	$5,533	$3,994	$14,337	$10,747
EBITDA	$5,125	$3,854	$16,888	$12,675

For the three months ended June 30, 2020 compared to the three months ended June 30, 2019.

Sales

Net sales for the three months ended June 30, 2020 and 2019 were $9,386 and $24,244, respectively, a decrease of (61%). The decrease was a result of lower 2020 average selling price for the three months ended June 30, 2020 versus the three months ended June 30, 2019 at which time all of Pure Sunfarms’ sales were solely through the wholesale channel during a period of elevated market pricing.

Kilograms sold to provincial boards for the three months ended June 30, 2020 increased 89% over sales to provincial boards in the first quarter of 2020. Wholesale kilograms sold decreased (39%) in the second quarter of 2020 versus the first quarter of 2020. Total kilograms sold for the second quarter of 2020 were essentially unchanged from the first quarter of 2020. The net average selling price for the three months ended June 30, 2020 was lower than the net average selling price for the three months ended March 31, 2020 by (29%).

Net sales for three months ended June 30, 2020 was impacted by sales adjustments on small format and pre-roll SKUs in order to continue Pure Sunfarms market leading value priced SKUs, in part due to the success of the Pure Sunfarms large format SKUs. Additionally, an increase in the provision for returns was taken on certain strains with a single provincial board that Pure Sunfarms has agreed to accept, and which Pure Sunfarms will utilize in some of its future cannabis 2.0 products.

During the three months ended June 30, 2020, 57% of kilograms sold (flower) were to provincial boards, with the remaining 43% of kilograms sold (flower and trim) being through the wholesale channel, including nonmonetary transactions with extraction licensed producers in which Pure Sunfarms sold extraction grade dried flower and trim and purchased various forms of distillate from the same counterparties, which will be ultilized Pure Sunfarms in future cannabis 2.0 product launches.

Cost of Goods

Cost of goods sold for the three months ended June 30, 2020 and 2019 was $6,266 and $3,956, or $0.61 per kgs (CA$0.84), versus $0.49 per kgs (CA$0.62) in the second quarter of 2019. The higher cost in 2020 was primarily driven by additional packaging and logistics costs incurred for retail sales versus all sales were made to the wholesale channel in 2019.The cost per gram sold for the three months ended June 30, 2020 was lower than the cost per gram in the first quarter of 2020, by 5%, even with the significant increase in retail sales quarter on quarter, which is a reflection of the increase in large format SKUs in the product mix and a lower cost of cultivation.

Gross Margin

Gross margin for the three months ended June 30, 2020 was 33% versus 84% for the three months ended June 30, 2019. The reduction is due to the lower price environment in 2020 versus 2019 and the change in mix to retail sales in 2020 versus all wholesale sales in the second quarter of 2019. Retail sales involve incremental packaging and logistics costs over bulk wholesale sales.

The gross margin of 33% in the second quarter is lower than the 52% in the first quarter of 2020 due to a lower pricing environment in the second quarter of 2020 in both the retail and wholesale channels, as well as the price adjustments and an increase in the return provision in the second quarter of 2020.

Selling, General and Administrative Expense

Selling, general and administrative expenses for the three months ended June 30, 2020 and 2019 was $1,850 and $1,786, respectively, an increase of 3.6%. The increase is primarily due to regulatory fees for Health Canada and staffing. The second quarter 2020 selling, general and administrative expenses decreased by (24%) versus the first quarter of 2020 due to a reduction in branding and marketing costs as a result of decreased retail marketing activity as a result of COVID-19 as well as a one-off wage subsidy that was recognized in the second quarter as a result of a federal COVID-19 program.

Net Income

Net income for the three months ended June 30, 2020 and 2019 was $789 and $13,019, respectively, a decrease of (93.9%). The decrease was primarily due to the decrease in sales driven by lower market pricing year on year.

Adjusted EBITDA

Adjusted earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) for the three months ended June 30, 2020 and 2019 was $1,833 and $18,893, respectively. The decrease is primarily due to lower selling prices for the three months ended June 30, 2020 compared to the same prior year period.

Produce

For the three months ended June 30, 2020 compared to the three months ended June 30, 2019.

Sales for the three months ended June 30, 2020 increased $6,244, or 15.1%, to $47,573 compared to $41,329 for the three months ended June 30, 2019. The increase in sales is primarily due to an increase in supply partner revenues, partially offset by a decrease in our own production revenues. The decrease in our own production revenues is primarily due to a decrease of (26%) in our product volume and an increase in average selling price of 35%. The decrease in our own production volume is primarily due to the closure of the Delta 2 facility that was contributed to Pure Sunfarms as well as ongoing plant disease pressure at our Texas facilities.

Cost of sales for the three months ended June 30, 2020 decreased ($255) to $44,044 from $44,299 for the three months ended June 30, 2019, due to a decrease in pounds sold from the Texas facilities, the closure of the Delta 2 facility and a decrease in freight expense, mostly offset by an increase in the 2020 supply partner costs. The decrease in freight and cost from Texas facilities is due to a decrease in our own production volume.

Adjusted produce EBITDA for the three months ended June 30, 2020 increased by $5,907 to $1,234 from ($4,673) for the three months ended June 30, 2019. The increase is primarily the result of an increase in the Company’s gross profit, due to an increase in the average selling price of the Company’s own and supply partner products of 29%.

Non-GAAP Measures

References in this news release to “Adjusted EBITDA” are to earnings (including the equity in earnings of the Joint Ventures) before interest, taxes, depreciation and amortization (“EBITDA”), as further adjusted to exclude foreign currency exchange gains and losses on translation of long-term debt, unrealized gains on the changes in the value of derivative instruments, stock compensation, and gains and losses on asset sales. Adjusted EBITDA is a cash flow measure that is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that Adjusted EBITDA should not be construed as an alternative to net income or loss determined in accordance with GAAP as an indicator of the Company’s performance or to cash flows from operating, investing and financing activities as measures of liquidity and cash flows. Management believes that Adjusted EBITDA is an important measure in evaluating the historical performance of the Company.

We also present Adjusted EBITDA, earnings per share and diluted earnings per share on a proportionate segment basis. Each of the components of Adjusted EBITDA, on a proportionate segment basis, are presented in the table Reconciliation of GAAP to Proportionate Results. We believe that the ability of investors to assess our overall performance may be improved by the disclosure of proportionate segment Adjusted EBITDA, earnings per share and diluted earnings per share.

The following table reflects a reconciliation of net income to Adjusted EBITDA, as presented by the Company:

(in thousands of U.S. dollars)	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Net income (loss)	($119)	$3,716	$4,071	$10,182
Add:
Amortization	1,491	1,964	3,021	3,804
Foreign currency exchange loss (gain)	(530)	(243)	396	(521)
Interest expense, net	344	458	498	1,016
Income taxes (recovery) / provision	69	(3,284)	(943)	1,152
Stock based compensation	328	701	857	1,997
Interest expense for JVs	103	230	396	230
Amortization for JVs	377	415	678	711
Foreign currency exchange loss (gain) for JVs	(17)	16	85	(13)
Income taxes provision from JVs	222	3,178	1,491	4,264
Gain on disposal of assets	—	—	(9)	(13,564)
Gain on settlement	—	—	(4,681)	—
JV gain on settlement	—	—	(2,496)	—
True economic benefit Pure Sunfarms(3)	—	(2,507)	—	(3,268)

Adjusted EBITDA	$2,268	$4,644	$3,364	$5,990
Adjusted EBITDA for JVs (See table below)	$1,034	$9,317	$3,717	$12,520
Adjusted EBITDA excluding JVs(produce)	$1,234	($4,673)	($353)	($6,530)

(3)

The GAAP treatment of the Company’s equity earnings of its Joint Venture (“Pure Sunfarms”) is different than treatment under IFRS. Under GAAP, the Emerald shares held in escrow and not fully paid for by Emerald are not considered issued pursuant to the GAAP concept of ‘hypothetical liquidation’. As a result, under GAAP, the Company’s ownership percentage for the three months and six months ended June 30, 2019 was higher than its economic interest of 50%. Accordingly, for those periods with a higher deemed ownership percentage, the Company received a higher allocation of profits and losses during the periods in which there were outstanding escrow shares not paid for by Emerald. The effective profit and loss allocation on a weighted-average basis for the three months and six months ended June 30, 2019 was 62.2% for both periods.

The following tables are a reconciliation of the GAAP results to the proportionate results (which include the Company’s proportionate share of the Pure Sunfarms operations):

	For the three months ended June 30, 2020
	Produce	Pure Sunfarms(4)	Hemp(4)	Total
Consolidated sales	$47,573	$5,509	$—	$53,082
Cost of sales	(44,044)	(3,678)	—	(47,722)
Gross margin	3,529	1,831	—	5,360
Selling, general and administrative expenses	(3,813)	(1,086)	(170)	(5,069)
Share-based compensation	(328)	—	—	(328)
Interest expense	(437)	(77)	(26)	(540)
Interest income	93	—	—	93
Foreign exchange loss	530	17	—	547
Gain on settlement	—	—	—	—
JV gain on settlement	—	(9)	—	(9)
Other income (expense)	26	9	82	1184
(Loss) gain on disposal of assets	—	—	—	—
(Loss) income before taxes	(400)	686	(113)	(173)
Recovery of (provision for) income taxes	(69)	(222)	—	(291)
Net income (loss)	(469)	463	(113)	(119)
Adjusted EBITDA	1,234	1,076	(42)	2,268
Earning (loss) per share – basic	($0.01)	$0.01	$(0.00)	($0.00)
Earning (loss) per share – diluted	($0.01)	$0.01	$(0.00)	($0.00)

	For the three months ended June 30, 2019
	Produce	Pure Sunfarms(4)	Hemp(4)	Total
Sales	$41,329	$15,066	$—	$56,395
Cost of sales	(44,299)	(2,474)	—	(46,773)
Gross margin	(2,970)	12,592	—	9,622
Selling, general and administrative expenses	(3,949)	(1,115)	(120)	(5,184)
Share-based compensation	(701)	—	—	(701)
Interest expense	(669)	(231)	—	(900)
Interest income	211	—	—	211
Foreign exchange gain	243	(15)	—	228
Gain on settlement	—	—	—	—
JV gain on settlement	—	—	—	—
Other income (expense)	282	52	—	334
Gain on disposal of assets	—	—	—	—
(Loss) income before taxes	(7,553)	11,283	(120)	3,610
Recovery of (provision for) income taxes	3,284	(3,178)	—	106
Net income (loss)	($4,269)	$8,105	($120)	$3,716
Adjusted EBITDA(5)	($4,673)	$9,449	($132)	$4,644
Earnings (loss) per share – basic	($0.09)	$0.17	$(0.00)	$0.08
Earnings (loss) per share – diluted	($0.09)	$0.16	$(0.00)	$0.07

Notes:

(4)

The adjusted consolidated financial results have been adjusted to include the Company’s share of revenues and expenses from its Pure Sunfarms and Hemp joint ventures on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation. GAAP does not allow for the inclusion of the Joint Venture on a proportionate basis. These results include additional non-GAAP measures such as EBITDA.

	For the six months ended June 30, 2020
	Produce	Pure Sunfarms(4)	Hemp(4)	Total
Consolidated sales	$79,685	$12,951	$98	$92,734
Cost of sales	(75,391)	(7,235)	(120)	(82,746)
Gross margin	4,294	5,717	(22)	9,988
Selling, general and administrative expenses	(7,734)	(2,434)	(287)	(10,455)
Share-based compensation	(857)	—	—	(857)
Interest expense	(974)	(198)	(198)	(1,370)
Interest income	476	—	—	476
Foreign exchange loss	(396)	(85)	—	(481)
Gain on settlement	4,681	—	—	4,681
JV gain on settlement	—	2,496	—	2,496
Other income (expense)	65	(15)	82	132
(Loss) gain on disposal of assets	(6)	5	10	9
(Loss) income before taxes	(451)	5,485	(415)	4,619
Recovery of (provision for) income taxes	943	(1,491)	—	(548)
Net income (loss)	$492	3,994	(415)	4,071
Adjusted EBITDA	($353)	3,854	(137)	3,364
Earning (loss) per share – basic	$0.01	$0.07	($0.01)	$0.07
Earning (loss) per share – diluted	$0.01	$0.07	($0.01)	$0.07

	For the six months ended June 30, 2019
	Produce	Pure Sunfarms(4)	Hemp(4)	Total
Sales	$73,219	$21,794	$—	$95,013
Cost of sales	(75,514)	(4,925)	—	(80,439)
Gross margin	(2,295)	16,869	—	14,574
Selling, general and administrative expenses	(8,188)	(1,698)	(154)	(10,040)
Share-based compensation	(1,997)	—	—	(1,997)
Interest expense	(1,363)	(181)	—	(1,544)
Interest income	347	—	—	347
Foreign exchange gain	521	14	—	535
Gain on settlement	—	—	—	—
JV gain on settlement	—	—	—	—
Other income (expense)	152	7	—	159
Gain on disposal of assets	13,564	—	—	13,564
Income (loss) before taxes	741	15,011	(154)	15,555
Recovery of (provision for) income taxes	(1,152)	(4,264)	—	(5,416)
Net income (loss)	($411)	$10,747	($154)	$10,182
Adjusted EBITDA(5)	($6,530)	$12,675	($155)	$5,990
Earnings (loss) per share – basic	($0.01)	$0.22	($0.00)	$0.21
Earnings (loss) per share – diluted	($0.01)	$0.21	($0.00)	$0.20

Breakout of JV’s Adjusted EBITDA (in thousands of U.S. dollars)	For the three months ended June 30,		For the six months ended June 31,
	2020	2019	2020	2019
Pure Sunfarms Adjusted EBITDA	$1,076	$9,449	$3,854	$12,675
VFH Adjusted EBITDA	(42)	(132)	(137)	(155)

Total JV’s Adjusted EBITDA	$1,034	$9,417	$3,717	$12,520

This press release is intended to be read in conjunction with the Company’s Consolidated Financial Statements (“Financial Statements”) and Management’s Discussion & Analysis (“MD&A”) for the three and six month periods ended June 30, 2020 in the Company Form 10-Q, which will be filed on (www.sec.gov/edgar.shtml) and SEDAR (www.sedar.com) and will be available at www.villagefarms.com.

Conference Call

Village Farms’ management team will host a conference call tomorrow, Thursday, August 13, 2020, at 8:30 a.m. ET to discuss its financial results. Participants can access the conference call by telephone by dialing (647) 427-7450 or (888) 231-8191, or via the Internet at: https://bit.ly/3i7Dvpu.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial (416) 849-0833 or (855) 859-2056 and enter the passcode 4688349 followed by the pound key. The telephone replay will be available until Thursday, August 20, 2020 at midnight (ET). The conference call will also be archived on Village Farms’ website at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International, Inc.

Village Farms is one of the largest and longest-operating vertically integrated greenhouse growers in North America. Village Farms produces and distributes fresh, premium-quality produce year-round to national grocers in the U.S. and Canada from more than nine million square feet of Controlled Environment Agriculture (CEA) greenhouses in Canada and the U.S., as well as from its partner greenhouses in Canada and Mexico. The Company is leveraging its 30 years of experience as a large-scale, low-cost vertically integrated grower for the rapidly emerging global cannabis and CBD opportunities. In Canada, British-Columbia-based Pure Sunfarms (majority-owned by Village Farms) is one of the single largest cannabis operations in the world and one of the best-selling brands in the country. In the U.S., subject to compliance with all applicable U.S. federal and state laws, the Company is pursuing a strategy become a leading developer and supplier of branded and white-labeled CBD products targeting “big box” and other major retailers and consumer packaged goods companies, and with one the largest greenhouse operations in country, is well positioned for the potential federal legalization of high-THC cannabis. Internationally, Village Farms is strategically targeting nascent, legal cannabis and CBD opportunities with significant long-term potential.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is subject to the safe harbor created by those sections. This press release also contains “forward-looking information” within the meaning of applicable Canadian securities law. We refer to such forward-looking statements and forward-looking information collectively as “forward-looking statements”. Forward-looking statements may relate to the Company’s future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, expansion plans, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as “outlook”, “may”, “might”, “will”, “could”, “should”, “would”, “occur”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “try”, “estimate”, “predict”, “potential”, “continue”, “likely”, “schedule”, “objectives”, or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. The forward-looking statements in this press release are subject to risks that may include, but are not limited to: our limited operating history, including that of our Pure Sunfarms Corp. joint venture for the production of cannabis in Canada (our “Joint Venture”) and our start-up operations of growing hemp in the United States; the legal status of our Joint Venture; risks relating to obtaining additional financing, including our dependence upon credit facilities; potential difficulties in achieving and/or maintaining profitability; variability of product pricing; risks inherent in the cannabis, hemp and agricultural businesses; the ability of our Joint Venture to cultivate and distribute cannabis in Canada; existing and new governmental regulations, including risks related to regulatory compliance and licenses (e.g., our Joint Venture’s ability to obtain licenses for its Delta 2 greenhouse facility as well as additional licenses under the Canadian act respecting cannabis to amend to the Controlled Drugs and Substances Act, the Criminal Code and other Acts, S.C. 2018, c. 16 (Canada) for its Delta 3 greenhouse facility), and changes in our regulatory requirements; risks relating to conversion of our greenhouses to cannabis production for our Joint Venture; risks related to rules and regulations at the U.S. federal (Food and Drug Administration and United States Department of Agriculture), state and municipal levels with respect to produce and hemp; retail consolidation, technological advances and other forms of competition; transportation disruptions; product liability and other potential litigation; retention of key executives; labor issues; uninsured and underinsured losses; vulnerability to rising energy costs; environmental, health and safety risks, foreign exchange exposure, risks associated with cross-border trade; difficulties in managing our growth; restrictive covenants under our credit facilities; natural catastrophes; the ongoing and developing COVID-19 pandemic; and tax risks.

The Company has based these forward-looking statements on factors and assumptions about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. Although the forward-looking statements contained in this press release are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including this press release. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this press release relate only to events or information as of the date on which the statements are made in this press release. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Village Farms International, Inc.

Condensed Consolidated Interim Statements of Financial Position

(In thousands of United States dollars, except share data)

(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$9,568	$11,989
Trade receivables	13,912	8,997
Inventories	13,123	15,918
Amounts due from joint ventures	10,661	15,418
Other receivables	589	342
Income tax receivable	841	713
Prepaid expenses and deposits	1,136	1,259

Total current assets	49,830	54,636

Non-current assets
Property, plant and equipment	60,498	63,158
Investment in joint ventures	61,721	41,334
Notes receivable - joint ventures	10,841	10,865
Deferred tax asset	8,885	7,999
Right-of-use assets	4,387	3,582
Other assets	1,779	1,834

Total assets	$197,941	$183,408

LIABILITIES
Current liabilities
Line of credit	$4,000	$2,000
Trade payables	9,849	12,653
Current maturities of long-term debt	2,377	3,423
Accrued liabilities	7,037	3,017
Operating lease liabilities - current	1,741	875
Finance lease liabilities - current	40	61

Total current liabilities	25,044	22,029

Non-current liabilities
Long-term debt	28,354	28,966
Deferred tax liability	1,728	1,873
Operating lease liabilities - non-current	2,746	2,690
Finance lease liabilities - non-current	16	34
Other liabilities	1,322	1,357

Total liabilities	59,210	56,949

Commitments and contingencies
SHAREHOLDERS’ EQUITY
Common stock, no par value per share - unlimited shares authorized; 56,402,418 shares issued and outstanding at June 30, 2020 and 52,656,669 shares issued and outstanding at December 31, 2019	105,829	98,333
Additional paid in capital	5,128	4,351
Accumulated other comprehensive loss	(547)	(475)
Retained earnings	28,321	24,250

Total shareholders’ equity	138,731	126,459

Total liabilities and shareholders’ equity	$197,941	$183,408

Village Farms International, Inc.

Condensed Consolidated Interim Statements of Income (Loss) and Comprehensive Income (Loss)

(In thousands of United States dollars, except per share data, unless otherwise noted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$47,573	$41,329	$79,685	$73,219
Cost of sales	(44,044)	(44,299)	(75,391)	(75,514)

Gross margin	3,529	(2,970)	4,294	(2,295)
Selling, general and administrative expenses	(3,813)	(3,949)	(7,734)	(8,188)
Share-based compensation	(328)	(701)	(857)	(1,997)
Interest expense	(437)	(669)	(974)	(1,363)
Interest income	93	211	476	347
Foreign exchange gain (loss)	530	243	(396)	521
Gain on settlement agreement	—	—	4,681	—
Other income	26	282	65	152
(Loss) gain on disposal of assets	—	—	(6)	13,564

(Loss) income before taxes and earnings from unconsolidated entities	(400)	(7,553)	(451)	741
(Provision for) recovery of income taxes	(69)	3,284	943	(1,152)

Loss (income) from consolidated entities after income taxes	(469)	(4,269)	492	(411)
Equity earnings from unconsolidated entities	350	7,985	3,579	10,593

Net (loss) income	$(119)	$3,716	$4,071	$10,182

Basic (loss) income per share	$(0.00)	$0.08	$0.07	$0.21

Diluted (loss) income per share	$(0.00)	$0.07	$0.07	$0.20

Weighted average number of common shares used in the computation of net (loss) income per share (in thousands):
Basic	56,339	48,825	54,636	48,322

Diluted	56,339	50,712	55,756	50,159

Net (loss) income	$(119)	$3,716	$4,071	$10,182
Other comprehensive (loss) income:
Foreign currency translation adjustment	55	36	(72)	80

Comprehensive (loss) income	$(64)	$3,752	$3,999	$10,262

Village Farms International, Inc.

Condensed Consolidated Interim Statements of Cash Flows

(In thousands of United States dollars)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows used in operating activities:
Net income	$4,071	$10,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,021	3,766
Amortization of deferred charges	38	38
Share of income from joint ventures	(3,579)	(10,593)
Interest expense	974	1,363
Interest income	(476)	(347)
Interest paid on long-term debt	(1,018)	(1,063)
Gain on settlement agreement	(4,681)	—
Loss (gain) on disposal of assets	6	(13,564)
Non-cash lease expense	(627)	(513)
Interest paid on finance leases	(2)	(4)
Share-based compensation	857	1,997
Deferred income taxes	(400)	1,144
Changes in non-cash working capital items	3,961	(1,843)

Net cash provided by (used) in operating activities	2,145	(9,437)

Cash flows used in investing activities:
Purchases of property, plant and equipment, net of rebate	(452)	(730)
Advances to joint ventures	(125)	(5,806)
Proceeds from sale of asset	—	60
Investment in joint ventures	(11,713)	(13)

Net cash used in investing activities	(12,290)	(6,489)

Cash flows from financing activities:
Proceeds from borrowings	3,000	3,000
Repayments on borrowings	(2,652)	(1,709)
Proceeds from issuance of common stock	7,957	13,928
Issuance costs	(663)	—
Proceeds from exercise of stock options	122	75
Payments on capital lease obligations	(39)	(48)
Proceeds from exercise of warrants	—	466

Net cash provided by financing activities	7,725	15,712

Effect of exchange rate changes on cash and cash equivalents	(1)	—

Net decrease in cash and cash equivalents	(2,421)	(214)
Cash and cash equivalents, beginning of period	11,989	11,920

Cash and cash equivalents, end of period	$9,568	$11,706

SOURCE Village Farms International, Inc.

For further information: Lawrence Chamberlain, Investor Relations, (416) 519-4196, lawrence.chamberlain@loderockadvisors.com